Exhibit 99.1

News Release
Celanese Corporation
222 W. Las Colinas Blvd., 900N
Irving, TX 75039

Jean Blackwell Elected to Celanese Board of Directors

DALLAS, February 11, 2014 --- Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that Jean Blackwell has been elected to the company’s board of directors effective February 11. Blackwell is a former executive vice president, corporate responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine related component products. Previously, Blackwell served as chief financial officer of Cummins Inc. Prior to joining Cummins, Blackwell was a partner at an Indianapolis law firm. Blackwell also serves as a member of the board of directors of United Stationers Inc., a leading national wholesale distributor of business products, and previously served as a director of Phoenix Companies Inc., a life insurance company.

“Jean’s broad experience, including her executive positions at Cummins and her experience serving on the boards of other public companies, provides her with a deep understanding of the internal operations of a public company, which will serve us well as we continue to create value for our shareholders. We are extremely pleased to have Jean join our board,” said Mark Rohr, chairman and chief executive officer.

Blackwell received her Bachelor of Arts degree in Economics from The College of William and Mary, and her Juris Doctorate from the University of Michigan.

Blackwell will serve on Celanese’s board of directors until the company’s annual meeting of stockholders in April 2014, at which time she will be a nominee for election by stockholders.

Contacts:

Investor Relations	Media
Jon Puckett	Travis Jacobsen
Phone: +1 972 443 4965	Phone: +1 972 443 3750
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com

About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2013 net sales of $6.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.